UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PAYCOM SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Paycom Software, Inc.

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(405) 722-6900

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2024

To the Stockholders of Paycom Software, Inc.:

This proxy statement supplement, dated April 12, 2024 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Paycom Software, Inc. (the “Company”), dated March 28, 2024, as supplemented by that certain proxy statement supplement dated April 5, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on April 29, 2024 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Amended Corporate Governance Guidelines – “Overboarding” Policy

It is the expectation of the Company that all members of the Board of Directors (the “Board”) have sufficient time to commit to preparation for and attendance at Board and committee meetings. The Board values the experience directors bring from other boards on which they serve but recognizes that those boards may also present demands on a director’s time and availability. The Board believes that service on boards of other public companies should be limited to a number that permits each director, given his or her individual circumstances, to perform responsibly all director duties. Accordingly, effective April 12, 2024, the Board amended the Company’s Corporate Governance Guidelines to implement a policy with respect to director “overboarding” (as so amended, the “Amended Corporate Governance Guidelines”). Specifically, the Amended Corporate Governance Guidelines provide that, subject to such exceptions as the Nominating and Corporate Governance Committee may determine on a case-by-case basis, (i) a director should not serve on more than four total public company boards (including the Board), (ii) a director who actively serves as an executive officer of a public company (other than on an interim basis) should not serve on more than two total public company boards (including the Board), and (iii) a director who serves on the Audit Committee of the Board should not serve on the audit committees of more than three total public companies (including the Audit Committee of the Board). If a director serves on the board of a public company subsidiary or affiliate of the public company where the director serves as an executive officer, the Nominating and Corporate Governance Committee will consider all such service as serving on one board.

In connection with its annual nomination process, the Nominating and Corporate Governance Committee will review each incumbent director’s (or director nominee’s) time commitments pursuant to the terms of the “overboarding” policy set forth in the Amended Corporate Governance Guidelines. Furthermore, the Amended Corporate Governance Guidelines provide that directors should consult with the Chairman of the Board in advance of accepting an invitation to serve on another public company board. The Nominating and Corporate Governance Committee will review the “overboarding” policy as part of its annual review of the Amended Corporate Governance Guidelines. The Amended Corporate Governance Guidelines also provide that, from time to time, the Nominating and Corporate Governance Committee should review the “overboarding” policies of the Company’s institutional investors and, as it deems appropriate, facilitate discussion of such policies and the Company’s “overboarding” guidelines during investor engagements.

As of the date of this Supplement, all directors satisfy the “overboarding” policy set forth in the Amended Corporate Governance Guidelines.

A copy of the Amended Corporate Governance Guidelines is available on our website at investors.paycom.com/corporate-governance.

Voting Matters

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Craig E. Boelte

Craig E. Boelte

Chief Financial Officer

April 12, 2024